Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of SNDL Inc. on Form S-8 (File No. 333-269242, File No. 333-267510, File No. 333-262233 and File No. 333-233156 and Form F-3 File No. 333-253813) of our report on the consolidated financial statements, which refers to an emphasis of matter for the retrospective adjustment to provisional amounts dated April 24, 2023, with respect to our audits of the consolidated financial statements of SNDL, Inc. as of December 31, 2022 and for the year ended December 31, 2022 and our report dated April 24, 2023 with respect to our audit of internal control over financial reporting of SNDL Inc. as of December 31, 2022, which reports are included in this the Annual Report on Form 20-F/A (Amendment No.1) of SNDL Inc. for the year ended December 31, 2022.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

/s/ Marcum llp

Marcum llp

New York, NY

March 20, 2024